Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Joel Balbien, Ph.D., an individual and resident of California (hereinafter
“Balbien”) and Kreido Biofuels, Inc., a Nevada corporation (hereinafter “Kreido” or the “Company”).
RECITALS
A. Balbien has been employed as a corporate officer of Kreido under that certain employment agreement made, entered into and effective as of November 1, 2006 (the “Balbien Employment Agreement”).
B. Pursuant to the provisions of Section 1 of the Balbien Employment Agreement, Balbien and the Company mutually have elected not to renew the Balbien Employment Agreement effective July 26, 2007 (“Termination Date”).
C. The Parties mutually have agreed to waive the written 90-day notice of non-renewal that each is otherwise entitled to under Section 1 of the Balbien Employment Agreement.
D. Pursuant to Section 10 of the Balbien Employment Agreement, on the Effective Date as defined in Section 29 below, Balbien will have vested options to purchase 301,346 shares of Kreido common stock at $1.35 per option (the “Options”).
E. Although no known disputes currently exist between Balbien and Kreido, Balbien and Kreido wish permanently to resolve any and all disputes that could arise out of Balbien’s employment with the Company and the cessation of that employment.
NOW, THEREFORE, in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, and for other good and valuable consideration, Kreido and Balbien agree as follows:
1. INCORPORATION OF RECITALS. The Recitals and identification of the parties to, and beneficiaries of, this Agreement are incorporated by reference as though fully set forth herein.
2. NO ADMISSION OF LIABILITY. The parties agree that this Agreement, and the performance of the acts required by it, do not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
3. CESSATION OF EMPLOYMENT. Balbien hereby acknowledges that he resigned from his employment, all officer positions within Kreido and his position as a director on Kreido’s Board of Directors effective July 26, 2007.
4. WAGES, EXPENSES AND VACATION TIME PAID. On or before July 31, 2007, Kreido will pay Balbien all of his wages through July 31, 2007 and his accrued and unused Paid Time Off including vacation time (PTO) through October 31, 2007. As of the Termination Date, Kreido has paid Balbien for his out of pocket expenses, with the sole exception of Balbien’s cell phone invoice for the month of July, 2007, for which Kreido will reimburse Balbien promptly after he forwards the invoice to Kreido upon his receipt of it in August, 2007. Once Kreido makes these payments, and other payments referenced in this Agreement, Balbien acknowledges and agrees that he will not be owed any wages, expenses or benefits by Kreido in connection with his employment.

5. CONSIDERATION TO BALBIEN.
(A) SEVERANCE. Kreido agrees that on the Effective Date, it will commence paying severance to Balbien. The severance shall equal, in the aggregate, the gross sum of $150,000.00 (representing nine months’ base salary), less all applicable withholding taxes (“Severance Payments”). Severance Payments shall be made as follows: (1) On the Effective Date, Kreido will make a lump sum payment to Balbien of $50,000, less all applicable withholding taxes; (2) Commencing on the Company’s first regular payroll date following the Effective Date, the Company will begin making semi-monthly Severance Payments of $8,333.33 each, less all applicable withholding taxes (“Semimonthly Severance Payments”), and will continue making such Semi-monthly Severance Payments on the Company’s regular payroll dates until six Semi-monthly Severance Payments have been made; (3) On November 1, 2007, the Company will make a lump sum payment to Balbien of $50,000, less all applicable withholding taxes. Balbien agrees and acknowledges that the Severance Payments are made by Kreido in consideration of the general release, the knowing waiver of employment-related claims and all other covenants given by Balbien pursuant to this Agreement.
(B) BONUS. Pursuant to Section 6(b) of the Employment Agreement, Kreido agrees to pay Balbien $49,000.00 upon the execution of this Agreement (the “Bonus”). The Bonus will be paid as follows: (1) $37,500 on the Effective Date; and (2) $11,500 on November 1, 2007.
(C) REPURCHASE OF OPTIONS. On the Effective Date, Kreido will repurchase the Options from Balbien for $1,000.00.
(D) REFERENCE LETTER. Kreido agrees to provide Balbien with a favorable reference letter signed by the Chair of Kreido’s Board of Directors, which Balbien may use in his future employment endeavors. A senior executive officer of Kreido will provide oral references consistent with the letter to Balbien’s prospective employers upon provision of written authorization from Balbien at the time such references are requested.
(E) CONTINUATION OF HEALTH BENEFITS. The Company’s group health and dental insurance for Balbien and his dependents will continue through August 31, 2007. In addition, the Company agrees to continue to reimburse Balbien pursuant to its Benelect program for the out-of-pocket health and dental expenses incurred by Balbien and his dependents through August 31, 2007, upon submission by Balbien of appropriate documentation supporting such out-of-expenditures. The Company will promptly provide Balbien with written materials which describe his rights to continue his and his dependents’ participation in Kreido’s group healthcare plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) commencing September 1, 2007. If Balbien timely elects to continue his and his dependents’ participation in such plans pursuant to the provisions of COBRA, Kreido will issue checks to Balbien payable to the COBRA administrator to pay the cost of Balbien’s COBRA premiums on behalf of Balbien and his participating dependents for each of the months of September and October 2007 (the “Coverage”) upon the provision to Kreido by Balbien of a copy of the invoice from the COBRA administrator documenting the premium that is due for the Coverage. Continued participation after October 2007 shall be at Balbien’s expense. Nothing herein shall limit the right of Kreido to change the provider and/or the terms of its group healthcare plans for its employees at any time hereafter.
6. COOPERATION PERIOD. Balbien agrees to make himself available on or before October 31, 2007 to a reasonable extent when requested by the Company, consistent with Balbien’s other obligations, to assist and cooperate with the Company in connection with matters related to the business and affairs of the Company.

7. NONSOLICITATION. For two years from the Termination Date (the “Restricted Period”), Balbien shall not in any capacity, directly or indirectly, solicit or take any other action which is intended to induce any Kreido employee to terminate his or her employment with the Company. Nothing contained herein shall be construed to prevent Balbien from competing with Kreido.
8. PRIOR AGREEMENTS SUPERSEDED. With the exception of the Non-disclosure Agreement signed by Balbien (“NDA”), the Kreido Biofuels, Inc. Indemnity Agreement dated May 3, 2007, the 2006 Equity Incentive Plan and the Kreido Biofuels, Inc. Lock-up Agreement (collectively the “Surviving Agreements”), all prior agreements or understandings between the parties, including without limitation the Balbien Employment Agreement, are superseded and are of no further force and effect. The foregoing notwithstanding, the following sections of the Balbien Employment Agreement are not superseded and do remain in full force and effect: Sections 13 and 14(b)(4). Balbien understands and agrees that all of the terms of the NDA remain in force and he agrees to maintain the confidentiality of non-public information concerning Kreido pursuant to that NDA and Section 13 of the Balbien Employment Agreement. In the event any provision of any of the Surviving Agreements shall be deemed to conflict with this Agreement, this Agreement shall be deemed the controlling document.
9. NONDISPARAGEMENT. The Parties agree that hereafter, they will not, either directly or indirectly, make any defamatory, negative or denigrating comments of any type or nature whatsoever about each other. Balbien additionally agrees that he will not, either directly or indirectly, make any defamatory, negative or denigrating comments of any type or nature whatsoever about Kreido’s employees, officers, agents, consultants, affiliates, investors or business partners to anyone. Truthful testimony compelled by legal process or in the context of enforcing the terms of this Agreement or other rights, powers, privileges or claims not released by this Agreement shall not be considered a violation of this provision by either party. Kreido agrees to inform its executive officers, board members and board advisors promptly of Kreido’s duty of nondisparagement under this Section 9, and to direct each of them individually not to disparage Balbien to any other individual or entity, including without limitation Balbien’s prospective employers.
10. GENERAL RELEASE. (a) Balbien for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Kreido and each of its current, former and future officers, directors, employees, agents, constituents, affiliates, parents, subsidiaries, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, agents, employees and successors and assigns (collectively, “Kreido Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Balbien’s employment with Kreido and the cessation of that employment.
(b) Kreido for itself, its affiliates, assigns and successors, fully and forever releases and discharges Balbien and each of his heirs, executors, administrators, assigns and successors (collectively, “Balbien Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Balbien’s employment with Kreido under the Balbien Employment Agreement and the cessation of that employment, as well as Balbien’s prior service as Interim CEO beginning in October 2005 and his service as a director of Kreido and its predecessor entities.

11. KNOWING WAIVER OF EMPLOYMENT-RELATED CLAIMS. Balbien understands and agrees that, with the exception of potential employment-related claims specifically identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Kreido Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims for severance (except as provided for in this Agreement), claims for benefits or perquisites of employment (including stock options), claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) for indemnification of Balbien pursuant to the California Labor Code and other applicable provisions of California law.
12. WAIVER OF CIVIL CODE SECTION 1542. Each party expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Each party expressly agrees and understands that the Release given by it pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against the other party, any of the Kreido Releasees or any of the Balbien Releasees.
13. SEVERABILITY OF RELEASE PROVISIONS. Each party agrees that if any provision of the release given by it under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
14. DISPUTE RESOLUTION: MEDIATION BEFORE ARBITRATION. (a) Arbitrable Disputes. To the fullest extent allowed by law, any controversy, claim, or dispute between Balbien and Kreido (and/or any of its directors, shareholders, officers, Executives, representatives or agents) relating to or arising out of Balbien’s employment or this Agreement (“Arbitrable Dispute”) will be submitted to final and binding arbitration in Los Angeles County, California pursuant to the Mutual Agreement to Arbitrate Claims, which is attached hereto and incorporated herein by reference. (b) Mediation Before Arbitration. The foregoing provisions regarding Arbitration notwithstanding, before any Arbitrable Dispute is submitted to arbitration, the Parties agree to mediate such dispute in good faith with a professional mediator who is also a licensed attorney experienced in the area of employment law. If the parties cannot agree on the choice of a mediator, each party shall select a mediator, the two of whom will then select a third mediator who alone will conduct the mediation. In the event one party makes a demand on the other for mediation to which such party fails to respond for a period of thirty days, the party demanding mediation may then submit the dispute directly to Arbitration pursuant to the Mutual Agreement to Arbitrate Claims.

15. PROMISE TO REFRAIN FROM ASSISTING IN SUIT OR ADMINISTRATIVE ACTION. Each party promises and agrees that it shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against the other party hereto, any of the Kreido Releasees or any of the Balbien Releasees, unless compelled by legal process to do so.
16. PRESS RELEASES. Balbien understands that following the execution of this Agreement, the Company shall issue one or more press releases concerning its and Balbien’s joint decision not to renew the Balbien Employment Agreement (“Press Releases”). The parties shall cooperate and use their best efforts to create Press Releases containing only content that is mutually acceptable to them (“Acceptable Content”). Balbien shall not issue a Press Release independent of the Company without the Company’s prior written consent. The parties shall endeavor to restrict their comments to the Press Releases. If either party shall determine that a statement in a Press Release may misstate a material fact or omit to state a material fact necessary to make the statements made therein not misleading, he or it shall immediately notify the other party and the parties shall work together to promptly issue a corrective statement, if necessary.
17. PROMISE TO MAINTAIN CONFIDENTIALITY OF KREIDO’S CONFIDENTIAL INFORMATION. Balbien acknowledges that due to the position he has occupied and the responsibilities he has had at Kreido, he has received confidential information concerning Kreido’s trade secrets, products, research and development, customers, sales, prices, contracts, and the like. Balbien hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Kreido concerning, without limitation, Kreido’s products and procedures, its research and development, the identities of Kreido’s customers, suppliers, Kreido’s sales, Kreido’s prices, the terms of any of Kreido’s contracts with third parties, and the like (“Confidential Information”). Balbien agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Kreido’s Confidential Information will constitute a material breach of this Agreement and the NDA.
18. RETURN OF KREIDO PROPERTY. Balbien represents and warrants that as of the Termination Date, he has returned to Kreido all Confidential Information and other Company property within his possession including, without limitation, Company computers, electronic data, cellphones, Blackberrys and keys. The foregoing notwithstanding, the Company agrees that Balbien may keep the Company laptop computer and cellphone that Balbien used during his employment by Kreido.
19. INTEGRATED AGREEMENT. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required nor allowed to interpret the intent of the parties.
20. VOLUNTARY EXECUTION. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.
21. WAIVER AMENDMENT AND MODIFICATION OF AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

22. REPRESENTATION BY COUNSEL. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
23. CALIFORNIA LAW. The parties agree that this Agreement and its terms shall be construed under California law.
24. DRAFTING. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
25. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document. Facsimile signatures on this Agreement shall be treated as original signatures.
26. HEADINGS ARE NOT CONTROLLING. The headings used in this Agreement are for the purpose of organization only and are not intended to inform, alter or control the terms of this Agreement.
27. PERIOD TO CONSIDER TERMS OF AGREEMENT. Balbien acknowledges that this Agreement was presented to him on July 26, 2007 and that he is entitled to have 21 days’ time in which to consider the terms of this Agreement. Balbien acknowledges that he has had the opportunity to obtain the advice and counsel from the legal representative of his choice and that he executes this Agreement having had sufficient time within which to consider its terms. Balbien represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily and waives any remaining consideration period.
28. REVOCATION OF AGREEMENT. Balbien understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Balbien understands that this Agreement will not become effective and enforceable unless the 7-day revocation period passes and Balbien does not revoke the Agreement in writing. Balbien understands that this Agreement may not be revoked after the 7- day revocation period has passed. Balbien understands that any revocation of this Agreement must be made in writing and received by Kreido’s attorney, Susan Keenberg at 1217 Acacia Avenue, Torrance, California 90501, Facsimile 310-783-0111 within the seven-day period.
29. EFFECTIVE DATE. This Agreement shall become effective and binding upon the parties eight (8) days after Balbien’s execution thereof (“Effective Date”), so long as he has not revoked it within the time period and in the manner specified in paragraph 28 above.
30. INTEREST AND COSTS; ATTORNEYS’ FEES. In the event of any legal proceeding, litigation or alternative dispute resolution process (including arbitration as specified in Section 14) between the Parties respecting or arising out of this Agreement, the substantially prevailing party shall be entitled to recover his or its reasonable attorneys’ fees and other costs in connection therewith, including, without limitation, any attorneys’ fees incurred after a judgment has been entered by an arbitrator or court of competent jurisdiction; provided, however, that if a party files any legal proceeding, litigation or demand for arbitration without first making a request for mediation pursuant to Section 14, that party shall not be entitled to attorneys’ fees and other costs regardless whether such party would have been entitled to those attorneys’ fees and costs hereunder or by operation of law.
31. NOTICES. All notices, statements and other documents that any party is required or desires to give to the other party hereunder shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery or by facsimile at the respective addresses of the parties as set forth below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this Section 31.

If to Kreido:	Kreido Biofuels, Inc.	With a copy to:	Susan Keenberg, Esq.
	1140 Avenida Acaso,		Law Office of Susan Keenberg
	Camarillo, California 93012		1217 Acacia Avenue
	Attention: Betsy Wood Knapp, Chair		Torrance, California 90501
	Fax: (805) 384-0989		Fax: (310) 783-0111

If to Balbien:	Joel Balbien	With a copy to:	Frank Melton, Esq.
	INFORMATION ON FILE		Rutter, Hobbs & Davidoff, Inc.
1900 Ave. of the Stars, #1700
Los Angeles, CA 90067
Fax: (310) 286-1728
Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic facsimile transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission.

Dated:
Joel Balbien, Ph.D.

Kreido Biofuels, Inc.

Dated:
Betsy Wood Knapp, Chair of the Board of Directors

MUTUAL AGREEMENT
TO
ARBITRATE CLAIMS
This Agreement is between Kreido Biofuels, Inc. (“Company”) and Joel Balbien (referred to as “I” or “me”) related to that certain Separation Agreement and General Release of even date herewith (“Separation Agreement”). By entering into this Agreement, both the Company and I anticipate that we will benefit by resolving any disputes that may arise related to my previous employment with the Company or the Separation Agreement through binding arbitration.
Arbitration is a fair and impartial procedure that in most cases is faster and less expensive than civil litigation. References to “the Company” in this Agreement include Kreido Biofuels, Inc., its parents, subsidiaries, shareholders, partners, directors, and all affiliates of Kreido Biofuels, Inc., together with all benefit plans of Kreido Biofuels, Inc. and the sponsors, fiduciaries and administrators of such benefit plans.
Claims Covered by This Agreement: Except as described in the next paragraph, this Agreement applies to all disputes between the Company and me, all claims the Company may have against me, and all claims I may have against the Company or its agents arising out of my employment with the Company, the termination of my employment and the Severance Agreement and General Release between me and the Company (referred to as Claims). This Agreement will apply to Claims asserted during my employment with the Company or after it has ended. Claims covered by this Agreement include but are not limited to: claims for breach of express or implied contract or covenant; claims for the commission of any intentional or negligent tort; claims for violation of any federal, state or local law, ordinance, regulation or rule; claims for wages, benefits or other compensation due; claims for wrongful termination, demotion or disciplinary action; and claims of discrimination or harassment under the Fair Employment and Housing Act and Title VII of the Civil Rights Act, as amended.
Claims Not Covered by This Agreement: This Agreement does not apply to the following claims: Claims for worker’s compensation or unemployment compensation benefits; Claims or charges before any administrative agency having jurisdiction of the Claim, if private dispute resolution procedures cannot be compelled as to such Claim; or Claims for benefits under a benefit plan which has a claim procedure inconsistent with this Agreement.
Exclusive Remedy: All Claims must be resolved according to the procedures in this Agreement, and not otherwise except for the provision for Mediation before Arbitration as provide in the Separation Agreement and General Release between me and the Company of even date herewith (the “Separation Agreement”). Neither the Company nor I will file or prosecute any lawsuit or administrative action in any way related to any Claim, except as expressly permitted by this Agreement and the Separation Agreement. Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement. The parties understand and agree that they are waiving any right to a jury trial by entering into this Agreement.

Arbitration: All Claims must be resolved through final and binding arbitration. The arbitrator must be a neutral arbitrator chosen by the parties. Arbitration will take place at a location determined by the arbitrator in Ventura County or Los Angeles County, California. The arbitration will be administered in compliance with (a) the Federal Arbitration Act, U.S. Code, Tit. 9, § 1 et seq., California Arbitration Act, or such other state or federal law as may be adopted, (b) the procedures set forth below and, (c) to the extent not inconsistent with such procedures, the then existing AAA California Employment Dispute Resolution Rules. Any dispute about the interpretation, applicability, enforceability or validity of this Agreement, or whether any issue is subject to arbitration under this Agreement, will be determined by the arbitrator.
Arbitration Procedures; Discovery:
5.1 A deposition is a chance for each party to ask questions of a witness, and the witness must answer the questions under oath, with a court reporter present. Each party may take the deposition of the opposing party (which, with respect to the Company, means the Company’s CEO or CFO or one other person under such party’s control, and any expert witness(es) designated by the opposing party. Additional depositions may be ordered by the arbitrator. At or before the final Arbitration Management Conference, each party will provide the other with copies of all non-privileged documents in their possession or control which they intend to introduce as exhibits at the hearing or on which they rely to support their positions.
5.2 Interrogatories, Requests to Produce, and Requests to Admit are written methods that the parties may use to learn about the other party’s case. These discovery methods will be allowed in the manner permitted under California Arbitration Act, Calif. Code of Civil Proc. § 1283.05.
5.3 The arbitrator may rule on pre-hearing disputes and hold such pre-hearing conferences by telephone or in person as he or she may determine. Either party may make motions to dismiss, for summary judgment and/or for summary adjudication of issues.
5.4 Either party may submit, or the arbitrator may order either or both parties to submit, a brief before the arbitration hearing. Either party, at its own expense, may arrange for a court reporter to provide a stenographic record of proceedings at the hearing. The arbitrator will apply the substantive law and the law of remedies of the State of California or the United States, as applicable to the Claims.
5.5 After the end of the arbitration hearing, either party may file a post-hearing brief within a time set by the arbitrator.
5.6 The arbitrator shall issue a written award, which shall include a statement of the essential findings and conclusions on which the award is based. The award will be final and binding on the parties to the arbitration. The arbitrator’s award may be reviewed by a court of competent jurisdiction.
Arbitration Costs: the Company will pay the costs of arbitration, including reasonable fees imposed by the AAA and the arbitrator. I will be responsible for the costs of discovery initiated by me or on my behalf, any depositions noticed by me or on my behalf, expert witnesses retained by me or on my behalf and for any out-of-pocket expenses incurred by me or on my behalf.

Legal Representation: In any arbitration under this Agreement, both the Company and I may be represented by legal counsel of our own choosing. Each of us will be responsible for the fees of our own counsel, provided that an arbitrator shall award attorneys’ fees to the prevailing party under any applicable statute or the Separation Agreement. This provision for the award of attorneys’ fees is subject to the provisions of the Separation Agreement requiring Mediation before Arbitration.
Integrated Agreement; Amendment: This Agreement contains the final and complete expression and understanding between the Company and me with respect to the subjects covered hereby. This Agreement cannot be amended or modified except in writing, signed by an authorized representative of Kreido Biofuels, Inc. and by me.
Severability: If any provision of this Agreement is held invalid, in whole or part, such invalidity will not affect the remainder of such provision or the remaining provisions of this Agreement.
Headings: The headings in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement or any provision hereof.
Successors and Assigns: This Agreement will be binding upon, and inure to the benefit of, the Company, me and our respective heirs, executors, administrators, representatives, successors and assigns.
Governing Law: I acknowledge that the Company is engaged in interstate commerce and that this Agreement is covered by the provisions of the Federal Arbitration Act. This Agreement is to be construed, and the rights and obligations of the parties hereunder determined, in accordance with the laws of the United States and the State of California.
IMPORTANT
I agree that I have been given a reasonable opportunity to read this Agreement carefully, I have read it, I understand it and I am signing it voluntarily. I have not been promised anything for signing it that is not described in this Agreement and the Separation Agreement. The Company encouraged me to discuss this Agreement with my legal advisor if I wished before signing it and I have had it reviewed by legal counsel of my choosing.

Kreido Biofuels, Inc.		Employee

Signature:		Signature:

Print Name:	Betsy Wood Knapp	Print Name:	Joel Balbien, Ph.D.

Print Title:	Chair of the Board	Date:

Date: